Exhibit 10
FIRST AMENDMENT
TO THE
EMPLOYMENT AGREEMENT
BETWEEN
ENERGY WEST, INCORPORATED
AND
DAVID CEROTZKE
     THIS FIRST AMENDMENT is made and entered into this 5th day of January, 2006 to the Employment Agreement by and between Energy West, Incorporated and David Cerotzke dated 2004 (the “Employment Agreement”).
W I T N E S S E T H:
     WHEREAS, Energy West, Incorporated (the “Company”) and David Cerotzke (the ”Executive”) heretofore entered into the Employment Agreement; and
     WHEREAS, Section 12(b) of the Employment Agreement provides that it may be modified in a writing signed by the Company and the Executive; and
WHEREAS, the Company and the Executive mutually desire to modify the Employment Agreement;
     NOW, THEREFORE, the Employment Agreement is hereby modified and amended effective as of the date first above written as follows:
     1.     The first paragraph in Section 5(c) of the Employment Agreement shall be changed in its entirety to read as follows:
In the event that Executive’s employment is terminated by the Company without Cause or Executive terminates his employment for Good Reason within 24 months of a change of control of the Company, or if Executive voluntarily terminates his employment within the 30-day period commencing on the first anniversary of a change of control of the Company, in addition to any amounts that Executive is entitled to receive under Section 5(a) and in lieu of any amounts Executive would be entitled to receive under Section 5(b) or under the Company’s Change in Control Severance Plan, Executive shall receive: (A) 200% of his Annual Base Salary and annual cash bonus described in Section 3(b) of this Agreement at target level payable in an immediate single lump sum payment; (B) a lump sum amount, in cash, equal to the annual cash bonus described in Section 3(b) of this Agreement at target level for the fiscal year of the Company that includes the date of Termination multiplied by a fraction the numerator of which shall be the number of days from the beginning of such fiscal year to and including the date of termination and the denominator of which shall be 365, which calculation shall be based on the terms of the Company’s incentive compensation plans, assuming that all performance goals in effect on the date of termination were met at the target level for such year, such amount to be paid within 30 days of such date of Termination; (C) continued medical benefits to the Executive and/or the Executive’s family for 24 months, such benefits to be in accordance with the most favorable medical benefit plans, practices, programs or policies of the Company as in effect and applicable to any senior executive officer of the Company and his or her family immediately preceding the date of Termination, provided, however, that if the Executive becomes employed with another employer and is eligible to receive medical benefits under another employer-provided plan, the benefits under the Company’s health insurance plans shall be secondary to those provided under such other plan during such applicable period of eligibility; (D) after cessation of continued medical benefits as provided in (C) hereinabove, the Executive (and Executive’s family) shall be eligible to receive retiree health care benefits, such benefits to be in accordance with the most favorable retiree health care benefits plan, practices, programs or policies of the Company or its successors as in effect and applicable to any current or former senior executive officer of the Company or its successor, provided, however, that if the Executive becomes employed with another employer and is eligible to receive medical benefits under another employer-provided plan, the foregoing retiree health care benefits shall be secondary to those provided under such other employer-provided plan; (E) executive level career transition assistance services by a firm designated by the Executive (up to a maximum of $10,000); (F) full vesting of any unvested options with such options to be exercisable for the remaining term of the option or one year from the date of Termination, whichever occurs first; and (G) full vesting of any shares of restricted stock and elimination of any restrictions.
     2.     A new Section 5(g) shall be added to the Employment Agreement to read as follows:
(g)	Timing of Payments. In the event that at the time that Executive’s date of termination from Company employment occurs the Company is publicly traded (as defined in Section 409A of the Internal Revenue Code), any amounts payable under Section 5(b) that would otherwise be considered deferred compensation subject to the additional twenty percent (20%) tax imposed by Section 409A if paid within six (6) months following the date of termination of Company employment shall commence being paid at the later of the time otherwise provided in Section 5(b) or the time period that will prevent such amounts from being considered deferred compensation. Any amounts that would have otherwise been paid during such time period shall be accumulated and paid in a single lump sum payment without interest upon the expiration of such time period that will prevent such amounts from being considered deferred compensation.
     IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Executive have entered into this First Amendment as of the date first above written.

ENERGY WEST, INCORPORATED
By	/s/ John Allen
John Allen
Vice President and General Counsel

/s/ David Cerotzke
David Cerotzke

APPROVED:
/s/ Gene Argo
Gene Argo
Chairman of the Compensation Committee of the Energy West, Incorporated Board of Directors

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